Malizia Spidi & Fisch, PC ATTORNEYS AT LAW
1227 25th Street, N.W. Suite 200 West Washington, D.C. 20037 (202) 434-4660 Facsimile: (202) 434-4661

August 29, 2011

Sun Bancorp, Inc.
226 Landis Avenue
Vineland, New Jersey 08360

Ladies and Gentlemen:

We have acted as counsel to Sun Bancorp, Inc. (the “Company”) in connection with the offer and sale of up to 32,341,210 shares of common stock, $1.00 par value, of the Company (“Common Stock”) by several of the Company’s shareholders. The registration of the Common Stock is set forth in the Company’s Registration Statement on Form S-3 (the “Registration Statement”) which is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). As special counsel to the Company, we have reviewed such legal matters as we have deemed appropriate for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the Registration Statement are validly issued, fully paid, and non-assessable shares of Common Stock of the Company. This opinion is given as of the effective date of the Registration Statement.

This opinion is rendered to you and for your benefit solely in connection with the registration of the securities. This opinion may not be relied on by you for any other purpose and may not be relied upon by, nor may copies thereof be provided to, any other person, firm, corporation or entity for any purposes whatsoever without our prior written consent. We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion should not be quoted in whole or in part without the prior written consent of this firm, nor is this opinion letter to be filed with or furnished to any other governmental agency or other person, except as otherwise required by law.

Sincerely,

/s/ Malizia Spidi & Fisch, PC

MALIZIA SPIDI & FISCH, PC